UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 29, 2004

(Date of earliest event reported: January 27, 2004)

CORNELL COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14472	76-0433642
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

1700 West Loop South, Suite 1500 Houston, Texas 77027
(Address of principal executive offices) (Zip Code)

(713) 623-0790
(Registrant’s telephone number, including area code)

Item 5.  Other Events

A subsidiary of Cornell Companies, Inc. (the “Company”) executed an agreement in June 2003 to purchase a correctional facility to be built in Colorado – the Southern Peaks Regional Treatment Center (the “Center”) – upon completion of its construction.  In late August 2003, in connection with the transaction, the Company deposited approximately $12.9 million of the purchase price (the “Funds”) into an escrow account to assure the developer’s construction lender of the Company’s ability and willingness to purchase the Center upon completion.  After funding the escrow account, and after repeated unsuccessful attempts by the Company and its counsel to obtain confirmation of the wire transfer and the interest accrued since the date of the wire transfer, the Company was informed in early December 2003, that (i) the bank purportedly serving as escrow agent claimed its signature to the escrow agreement had been forged and that the escrow agreement was not an obligation of the bank; (ii) the Funds were not held in an escrow account at the bank, but were held instead in one of the construction lender’s bank accounts; and (iii) certain of the Funds had been released from such bank account prior to completion of the Center, in contravention of the terms of the escrow agreement.

The Company immediately began an investigation to locate the Funds and to determine the circumstances that resulted in their misappropriation.  In the process of trying to locate the Funds and establish a valid escrow arrangement, the construction lender and the developer of the Center represented to the Company that the Funds were then being held in a bank in Florida which had agreed to be the escrow agent under a new escrow agreement.  Subsequently, the bank in Florida confirmed to the Company that an account had been established with deposits totaling $12.9 million and that it was willing to serve as the escrow agent under a new escrow agreement.  After executing a new escrow agreement with the Florida bank, the Company learned that the available funds in the new escrow account totaled only $5.0 million.  The Florida bank later advised the Company that the remaining $7.9 million of deposits in the new escrow account had been deposited in the form of a check drawn on a foreign bank account.  The foreign check, although deposited for collection, was never paid.

Accordingly, the Company initiated legal proceedings under theories of fraud, conversion, breach of contract and other theories to determine the location of and to recover the Funds.  The Company has obtained temporary restraining orders freezing any and all financial accounts of the construction lender, one of its principals and certain other defendants identified during discovery.  The frozen accounts include one of the construction lender’s bank accounts which contains approximately $250,000.

The Company has learned in discovery that approximately $700,000 of the Funds was advanced to the general contractor to fund construction of the Center, and that approximately $1.6 million was advanced to the developer.  Construction of the Center is ongoing and progress to date is within the agreed time schedule, but the ability to continue construction in the absence of a valid construction loan remains in doubt.  The Company remains committed to the Center and is exploring possibilities for its completion.

Certain of the defendants in the lawsuit filed by the Company have represented to the Company on several occasions that up to $7.9 million would be delivered to the Florida bank restore the Funds, including a representation on January 23, 2004, that $7.9 million would be delivered on January 27, 2004.  To date, no amount has been received as represented.  As a result, based on current information, the Company believes its potential maximum exposure is approximately $7.9 million plus any attorneys’ fees and costs associated with its investigation and the legal proceedings discussed above.

The Company is unable at this time to determine the ultimate outcome of this matter.

Item 7.  Exhibits

None.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 29, 2004	CORNELL COMPANIES, INC.

/s/ John L. Hendrix
John L. Hendrix
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

None.